                                                                     EXHIBIT 2.1


                         UNITED STATES BANKRUPTCY COURT
                           SOUTHERN DISTRICT OF TEXAS
                               (HOUSTON DIVISION)


IN RE:                                 :         CASE NO. 00-38590 H5-11
                                       :
PARACELSUS HEALTHCARE                  :         CHAPTER 11
CORPORATION,                           :
                                       :
Debtor.                                :         DATED: April 18, 2001
                                       :
----------------------------------------


                  DEBTOR'S FIRST AMENDED PLAN OF REORGANIZATION
                     UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

         Paracelsus Healthcare Corporation ("Paracelsus" or "Debtor") proposes the following plan of reorganization under Section 1121(a) of Title 11 of the United States Code:


                                    ARTICLE I

                      DEFINITIONS AND CONSTRUCTION OF TERMS

         Definitions. As used herein, the following terms have the respective meanings specified below, unless the context otherwise requires:

         I.1 Administrative Expense Claim means any right to payment constituting a cost or expense of administration of the Chapter 11 Case under Sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation, any actual and necessary costs and expenses of preserving the estate of the Debtor, any actual and necessary costs and expenses of operating the business of the Debtor, any indebtedness or obligations incurred or assumed by the Debtor in Possession in connection with the conduct of its business, including, without limitation, for the acquisition or lease of property or an interest in property or the rendition of services (including, without limitation, the claim of BNY for fees and expenses incurred for its services as Trustee under the Senior Subordinated Note Indenture and as Indenture Trustee under the New Indenture up to and including the Effective Date), but excluding all Professional Compensation and Reimbursement Claims under Sections 330 or 503 of the Bankruptcy Code and any fees or charges assessed against the estate of the Debtor under Section 1930 of Chapter 123 of Title 28 of the United States Code.

         I.2 Allowed means, with reference to any Claim, (a) any Claim against the Debtor which has been listed by the Debtor in its Schedules, as such Schedules may be amended by the Debtor from time to time in accordance with Bankruptcy Rule 1009, as liquidated in amount and not disputed or contingent and for which no contrary proof of Claim has been filed, (b) any Claim Allowed hereunder, (c) any Claim which is not Disputed, or
(d) any Claim which, if Disputed, (i) as to which, pursuant to the Plan or a Final Order of the Bankruptcy Court, the liability of the Debtor and the amount thereof is determined by a Final Order of a court of competent jurisdiction other than the Bankruptcy Court, or (ii) has been Allowed or estimated for allowance pursuant to Section 502(c) of the Bankruptcy Code by Final Order of the Bankruptcy Court; provided, however, that any Claim allowed solely for the purpose of voting to accept or reject the Plan pursuant to a Final Order of the Bankruptcy Court shall not be considered an "Allowed Claim" hereunder. Unless otherwise specified herein or by Final Order of the Bankruptcy Court, "Allowed Administrative Expense Claim," or "Allowed Claim" shall not, for purposes of computation of distributions under the Plan, include interest on such Administrative Expense Claim, or Claim from and after the Commencement Date.

         I.3 Ballot means the form distributed to each holder of an impaired Claim on which is to be indicated acceptance or rejection of the Plan.

         I.4 Bankruptcy Code means Title 11 of the United States Code, as now in effect.

         I.5 Bankruptcy Court means the United States Bankruptcy Court for the Southern District of Texas (Houston Division) having jurisdiction over the Chapter 11 Case.

         I.6 Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as now in effect, and any Local Rules of the Bankruptcy Court.

         I.7 BNY means The Bank of New York as indenture trustee under the Senior Subordinated Notes, or the New Notes, as the case may be.

         I.8 Business Day means any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York are required or authorized to close by law or executive order.

         I.9 Bylaws means the Bylaws of the Reorganized Debtor, which shall be in substantially the form contained in the Plan Supplement.

         I.10 California means, when used in connection with the qui tam Claims Settlement, the State of California, acting through its Department of Justice, Office of the Attorney General and the California Department of Health Services.

         I.11 Cash means legal tender of the United States of America and equivalents thereof.

         I.12 Cause of Action means, without limitation, any and all actions, causes of action, liabilities, obligations, rights, suits, debts, sums of money, damages, judgments, claims and demands whatsoever, whether known or unknown, in law, equity or otherwise.

         I.13 Certificate of Incorporation means the Certificate of Incorporation of the Reorganized Debtor, which shall be in substantially the form contained in the Plan Supplement.

         I.14 Chapter 11 Case means the case under Chapter 11 of the Bankruptcy Code commenced by the Debtor in the Bankruptcy Court.

         I.15 Claim has the meaning set forth in Section 101 of the Bankruptcy Code.

         I.16  Claimant means the holder of a Claim against the Debtor.

         I.17 Claims Register shall mean the list of proofs of Claim prepared and maintained by the Clerk of the Bankruptcy Court.

         I.18 Class means a category of holder of Claims or Equity Interests as set forth in Article IV of the Plan.

         I.19 Class 4 Cash Payment means Cash in an amount equal to the aggregate per diem interest earned on a principal amount of $130,000,00.00 at the rate of 11 1/2 percent per annum for the number of whole days during the period commencing on August 15, 2000 and ending on the Effective Date, including the first day in such period and excluding the last.

         I.20 Collateral means any property or interest in property of the estate of the Debtor subject to a Lien or Security Interest to secure the payment or performance of a Claim, which Lien or Security Interest is not subject to avoidance under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable nonbankruptcy law.

         I.21 Commencement Date means the date on which the Debtor commenced the Chapter 11 Case.

         I.22 Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket.

         I.23 Confirmation Hearing means the hearing held by the Bankruptcy Court to consider confirmation of the Plan pursuant to Section 1129 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

         I.24 Confirmation Order means the Final Order of the Bankruptcy Court confirming the Plan pursuant to Section 1129 of the Bankruptcy Code.

         I.25 Convenience Claim means any Claim in the amount of $5,000.00 or less and any Claim that is reduced to $5,000.00 by the election of the holder thereof on such holder's Ballot (provided that (i) individual Claims less than $5,000.00 of a single holder existing as of the Commencement Date will not be treated as separate Convenience Claims if the aggregate of all Claims due any such single holder as of the Commencement Date exceeds $5,000.00, and (ii) any Claim that was originally in excess of $5,000.00 may not be subdivided into multiple Claims of less than $5,000.00 for purposes of receiving treatment as a Convenience Claim).

         I.26 Creditors' Committee means the statutory committee of unsecured creditors appointed in the Chapter 11 Case pursuant to Section 1102 of the Bankruptcy Code.

         I.27 Debtor means Paracelsus Healthcare Corporation, a California corporation.

         I.28 Debtor in Possession means the Debtor in its capacity as debtor in possession in the Chapter 11 Case pursuant to Sections 1101, 1107(a) and 1108 of the Bankruptcy Code.

         I.29 Disclosure Statement means the disclosure statement relating to the Plan, including, without limitation, all exhibits and schedules thereto, as approved by the Bankruptcy Court pursuant to Section 1125 of the Bankruptcy Code.

         I.30 Disclosure Statement Hearing means the hearing held by the Bankruptcy Court to consider the approval of the Disclosure Statement pursuant to Section 1126 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

         I.31 Disputed means the portion (including, when appropriate, the whole) of any Claim as to which: (a) a proof of Claim has been or been deemed timely and properly Filed under applicable law or pursuant to this Plan as confirmed pursuant to the Confirmation Order, or as otherwise ordered by the Bankruptcy Court; (b) an objection, motion to estimate, or complaint to determine the validity, priority or extent of any Lien asserted by the claimant with respect to the Claim has been timely Filed; and (c) such objection, motion or complaint has not been withdrawn or granted, denied or otherwise determined by Final Order. Before the time that such an objection, motion or complaint has been filed, any Claim shall be considered Disputed (w) to the extent, if any, that the amount of the Claim specified in a proof of Claim exceeds the amount of any corresponding Claim scheduled by the Debtor in its Schedules; (x) in its entirety, if any corresponding Claim scheduled by the Debtor has been scheduled as disputed, contingent or unliquidated in the Schedules; (y) in its entirety, if any corresponding Claim scheduled by the Debtor in its Schedules places the Claim in a separate classification from that asserted in a proof of Claim, or (z) in its entirety, if no corresponding Claim has been scheduled by the Debtor in its Schedules.

         I.32 Disputed Claim Amount means the higher of the amount set forth in the proof of Claim or listed on the Schedules relating to a Disputed Claim; provided, however, if a Disputed Claim is estimated for allowance purposes under Section 502(c) of the Bankruptcy Code, the amount so estimated pursuant to Final Order of the Bankruptcy Court shall be the Disputed Claim Amount.

         I.33 Effective Date means the first Business Day on which the conditions precedent specified in Section 10.1 of the Plan have been satisfied, or waived in accordance with Section 10.4 of the Plan.

         I.34 Employment and Compensation Agreements means (a) that certain employment agreement, dated as of March 1, 2000, by and between the Debtor and Robert L. Smith as Chief

Executive Officer of the Debtor, (b) those certain "Stay On Bonus Agreements," by and between the Debtor and PHC/CHC Holdings, Inc., on one hand, and fifteen
(15) key officers of the Debtor and certain of its subsidiaries, on the other, and (c) the Debtor's Fiscal Year 2000 Incentive Bonus Plan.

         I.35 Equity Interest means any share of common stock or other instrument evidencing an ownership interest in the Debtor, whether or not transferable, and any option, warrant or right, contractual or otherwise, to acquire any such interest.

         I.36  Estate means the Debtor's Chapter 11 bankruptcy estate.

         I.37 File or Filed means filed with the Bankruptcy Court in the Chapter 11 Case.

         I.38 Final Order means an order of the Bankruptcy Court that has been entered on the docket of the Bankruptcy Court for ten (10) or more days and that is not then stayed or reversed.

         I.39 General Unsecured Claim means any Claim that is not a Secured Claim, Senior Subordinated Note Holder Claim, Miscellaneous Secured Claim, Administrative Expense Claim, Professional Compensation and Reimbursement Claim, a Claim for statutory fees due the United States Trustee pursuant to 28 U.S.C.
Section 1930(a)(6), Priority Tax Claim, Other Priority Claim, Intercompany Claim or Convenience Claim.

         I.40 Initial Distribution Date means the Effective Date or the first Business Day practicable thereafter, provided, however, that the Initial Distribution Date shall not be on a date that is later than five (5) Business Days after the Effective Date unless the Creditors' Committee and the Debtor agree in writing to a later date.

         I.41 Insured Claim means any Claim arising from an incident, occurrence, final arbitration award, judgment or similar final award to the extent that liability thereunder, if any, is covered by an insurance policy or bond, including, without limitation, any supersedeas bond.

         I.42 Intercompany Claim means any Claim asserted against the Debtor by any of the Debtor's direct or indirect subsidiaries.

         I.43 Lien shall have the meaning set forth in Section 101 of the Bankruptcy Code.

         I.44 MIS means Mellon Investor Services LLC, or any successor-in-interest thereto.

         I.45 Miscellaneous Secured Claim means any Claim, other than a Secured Tax Claim, to the extent reflected in the Schedules or a proof of Claim as being secured by a Lien or Security Interest (whether consensual or otherwise), to the extent it is secured by a valid, unavoidable Lien or Security Interest in Collateral, to the extent of the value of the Estate's interest in such Collateral, as determined in accordance with Section 506(a) of the Bankruptcy Code and taking into account any other Secured Claims with respect to such Collateral not inferior in priority to such Secured Claim, or, in the event that such Claim is subject to setoff under
Section 553 of the Bankruptcy Code, to the extent of such setoff.

         I.46 New Common Stock means the common stock of the Reorganized Debtor authorized and to be issued pursuant to the Plan. The New Common Stock shall have a par value of $.01 per share and such rights with respect to dividends, liquidation, voting and other matters as are provided for by applicable nonbankruptcy law or in the Certificate of Incorporation and the Bylaws.

         I.47 New Indenture means that certain Indenture relating to the New Notes, dated as of the Effective Date, by and between the Reorganized Debtor and BNY as indenture trustee, in the original principal amount of $130,000,000, in substantially the form contained in the Plan Supplement.

         I.48  New Notes means the 11.50% Senior Notes, due on August 15,
2005, with interest thereon calculated commencing as of the Effective Date and payable semi-annually on February 15 and August 15 each year thereafter until the principal and all accrued or unpaid interest thereon is paid in accordance with the terms of the New Indenture, in substantially the form contained in the Plan Supplement, to be issued by the Reorganized Debtor pursuant to the New Indenture to holders of Allowed Class 4 Claims in accordance with Section 4.4 of the Plan.

         I.49 Other Priority Claim means any Claim, other than an Administrative Expense Claim or a Priority Tax Claim, entitled to priority in right of payment under Section 507(a) of the Bankruptcy Code.

         I.50  Park means Park Hospital GmbH.

         I.51 Park Subordinated Note means that certain subordinated note, in the original principal amount of $7,185,467, dated August 30, 1996 and bearing interest at the rate of 6.51%, issued by Paracelsus as payor to Park as payee.

         I.52 PHC/Park/Champion Settlement Agreement means that certain Settlement Agreement, dated as of March 24, 1999, by and between Park; the Debtor; Dr. Manfred Georg Krukemeyer; Virginia Retirement System; Baker, Fentress & Company; Weiss, Peck & Greer, LLC, as Sole Trustee for the WPG Corporate Development Associates III, LP and WPG Corporate Development Associates III (Overseas), LP Liquidating Trusts; William Blair Venture Partners III L.P.; Frontenac VI Limited Partnership; William Khouri; Equiss II, Inc.; Equus Capital Partners, L.P.; RFE Capital Partners, L.P.; RFE Investment Partners IV, L.P.; Olympus Executive Fund, L.P.; Olympus Private Placement Fund, L.P.; BankAmerica Investment Corporation; M. Ann O'Brien; Robert F. Perille; Ford S. Bartholow; Jeffrey M. Mann; Matthew W. Clary; Equity-Linked Investors, L.P.; Equity Linked Investors II; DLJ Venture Capital Fund II, L.P.; DLJ Capital Corp.; Sprout Growth II L.P.; Sprout Growth L.P.; Sprout Growth Capital VI, L.P.; John Hancock Venture Capital Fund Limited Partnership II; and HarbourVest Partners III L.P., a true and correct copy of which is contained in the Plan Supplement.

         I.53 Plan means this Chapter 11 plan of reorganization, including, without limitation, the Plan Supplement and all exhibits, supplements, appendices and schedules pertaining hereto, either in its present form or as the same may be altered, amended or modified from time to time.

         I.54 Plan of Merger means the Agreement and Plan of Merger of Paracelsus and the Reincorporation Subsidiary, providing for the Reincorporation Merger, which shall be in substantially the form contained in the Plan Supplement.

         I.55  Plan Supplement means the forms of documents specified in
Section 12.16 of the Plan.

         I.56 Priority Tax Claim means any Claim of a governmental unit of the kind specified in Sections 502(i) and 507(a)(8) of the Bankruptcy Code.

         I.57 Pro Rata Share means a proportionate share, so that the ratio of the consideration distributed on account of an Allowed Claim or Allowed Equity Interest in a Class to the amount of such Allowed Claim or Allowed Equity Interest is the same as the ratio of the amount of the consideration distributed on account of all Allowed Claims or Allowed Equity Interests in such Class to the amount of all Allowed Claims or Allowed Equity Interests in such Class.

         I.58 Professional Compensation and Reimbursement Claim has the meaning set forth in Section 2.2. of the Plan.

         I.59 Quarter means the period beginning on the Effective Date and ending on the next of December 31, March 31, June 30 and September 30, and each three month period thereafter.

         I.60  qui tam Claims Settlement means that certain Settlement
Agreement entered into among (a) the United States, (b) California, (c) the Relator and (d) the Debtor, as of April 17, 2001, pertaining to a qui tam action styled United States of America, ex rel Woods, Relator, v. Paracelsus Healthcare Corporation, etc., et al., filed and pending in the United States District Court for the Central District of California, as such Settlement Agreement may be approved by Final Order of the Bankruptcy Court pursuant to the Debtor's Motion for an Order Pursuant to Bankruptcy Rule 9019 Approving Settlement of Proofs of Claim Nos. 658, 659, 689 and 691, set to be heard by the Bankruptcy Court concurrently with the Confirmation Hearing.

         I.61  Record Date means October 31, 2000.

         I.62  Relator means Jeffrey D. Woods.

         I.63 Reserve shall have the meaning set forth in Section 5.3(h) of the Plan.

         I.64 Registration Rights Agreement means a registration rights agreement to be entered into between the Reorganized Debtor and any person or entity entitled to become a party to such registration rights agreement under
Section 5.10 of the Plan, which shall be in substantially the form contained in the Plan Supplement.

         I.65 Reincorporation Merger means the merger of Paracelsus with and into the Reincorporation Subsidiary, pursuant to the Plan of Merger and applicable provisions of the California Corporations Code and the Delaware General Corporation Law.

         I.66 Reincorporation Subsidiary means that corporation to be incorporated under the Delaware General Corporation Law by the Debtor, as its wholly owned subsidiary prior to the Effective Date. Prior to the Effective Date, the Certificate of Incorporation shall be the certificate of incorporation, and the Bylaws shall be the bylaws, respectively, of the Reincorporation Subsidiary.

         I.67 Reorganized Debtor means Paracelsus as it shall be merged with and into the Reincorporation Subsidiary on the Effective Date, and any successor thereto.

         I.68 Schedules means the Schedules of Assets and Liabilities, the list of holders of Equity Interests, and the Statements of Financial Affairs filed by the Debtor under Section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, and all amendments and modifications thereto through the Confirmation Date.

         I.69 Secured Tax Claim means any Secured Claim which, absent its secured status, would be entitled to priority in right of payment under Section 507(a)(8) of the Bankruptcy Code.

         I.70 Security Interest has the meaning set forth in Section 101 of the Bankruptcy Code.

         I.71 Senior Subordinated Note Indenture means that certain Indenture relating to the Senior Subordinated Notes, dated as of August 16, 1996, by and between Paracelsus and AmSouth Bank of Alabama, as predecessor indenture trustee to BNY.

         I.72 Senior Subordinated Notes means the 10% Senior Subordinated Notes, due 2006 in the original principal amount of $325,000,000, issued pursuant to and governed by the Senior Subordinated Note Indenture.

         I.73 Senior Subordinated Note Holder Claim means any claim for principal, interest or other amount against the Debtor that arises under the Senior Subordinated Note Indenture or the Senior Subordinated Notes, but excluding Claims of BNY for fees and expenses pursuant to Section 5.9 of this Plan.

         I.74 Subsequent Distribution Date means the date or dates after the Initial Distribution Date upon which the Reorganized Debtor makes distributions in accordance with and pursuant to the terms of the Plan.

         I.75 United States means, when used in connection with the qui tam Claims Settlement, the United States of America, acting through the United States Department of Justice and on behalf of the Office of Inspector General of the United States Department of Health and Human Services.

         I.76 Interpretation; Application of Definitions and Rules of Construction. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include both the singular and the plural and pronouns stated in the masculine, feminine or neuter gender shall include each of the masculine, feminine and neuter. Unless otherwise specified, all section, article, schedule or exhibit references in the Plan are to the respective Section in, Article of, Schedule to, or Exhibit to, the Plan. The words "herein," "hereof," "hereto," "hereunder" and other words of similar import refer to the Plan as a whole and not to any particular section, subsection or clause contained in the Plan except as otherwise expressly stated. The rules of construction contained in Section 102 of the Bankruptcy Code shall apply to the construction of the Plan. A term used herein that is not defined herein, but that is used in the Bankruptcy Code, shall have the meaning ascribed to that term in the Bankruptcy Code. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions of the Plan.


                                   ARTICLE II

                           TREATMENT OF ADMINISTRATIVE
                     EXPENSE CLAIMS AND PRIORITY TAX CLAIMS

         II.1 Administrative Expense Claims. Except to the extent that any entity entitled to payment of any Allowed Administrative Expense Claim has been paid prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Administrative Expense Claim shall receive Cash in an amount equal to such Allowed Administrative Expense Claim on the later of the Effective Date and the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or within ten (10) days thereof; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtor in Possession or liabilities arising under loans or advances to or other obligations incurred by the Debtor in Possession, to the extent authorized and approved by the Bankruptcy Court if such authorization and approval is required under the Bankruptcy Code, shall be paid in full and performed by the Reorganized Debtor in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to, such transactions.

         II.2 Professional Compensation and Reimbursement Claims. All entities seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under Sections 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code or otherwise (a) shall file their respective final applications for allowances of compensation for services rendered and reimbursement of expenses incurred through the Effective Date by the date that is ninety (90) days after the Effective Date or such other date as may be fixed by the Bankruptcy Court, and (b) if granted such an award by the Bankruptcy Court, shall be paid in full, in Cash, in such amounts as are Allowed by the Bankruptcy Court on the date such Claim becomes an Allowed Claim, or within ten
(10) days thereof.

         II.3 Priority Tax Claims. Except to the extent that the holder of an Allowed Priority Tax Claim has been paid by the Debtor prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall, in accordance with Section 1129(a)(9)(C) of the Bankruptcy Code, receive on account of such Allowed Priority Tax Claim deferred cash payments, over a period not exceeding six years after the date of assessment of such claim of a value as of the Effective Date of the Plan, equal to the amount of such Allowed Priority Tax Claim.

         II.4 Statutory Fees Due the United States Trustee. The Reorganized Debtor shall timely pay post-confirmation quarterly fees assessed pursuant to 28 U.S.C. Section 1930(a)(6) until such time as this Bankruptcy Court enters a final decree closing this Chapter 11 Case, or enters an order either converting this Chapter 11 Case to a case under chapter 7 or dismissing this Chapter 11 Case. After Confirmation, the Reorganized Debtor shall file with this Bankruptcy Court and shall serve on the United States Trustee a financial report for each quarter, or portion thereof, that this Chapter 11 Case remains open in a format prescribed by the United States Trustee.


                                   ARTICLE III

                  CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

         Claims, other than Administrative Expense Claims and Priority Tax Claims, and Equity Interests are classified for all purposes, including voting, confirmation and distribution pursuant to the Plan, as follows:

Class                                                                   Status
-----                                                                   ------

Class 1 -- Other Priority Claims.....................................Unimpaired

Class 2 -- Secured Tax Claims........................................Unimpaired

Class 3 -- Miscellaneous Secured Claims..............................Unimpaired

Class 4 -- Senior Subordinated Note Holder and
             General Unsecured Claims..................................Impaired

Class 5 -- Intercompany Claims.......................................Unimpaired

Class 6 -- Equity Interests............................................Impaired

Class 7 -- Convenience Claims..........................................Impaired



                                   ARTICLE IV

                    TREATMENT OF CLAIMS AND EQUITY INTERESTS

         IV.1     CLASS 1 -- OTHER PRIORITY CLAIMS.

         (a) Impairment and Voting. Class 1 is unimpaired by the Plan.
Each holder of an Allowed Other Priority Claim is deemed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

         (b) Treatment. Except to the extent that a holder of an Allowed
Other Priority Claim has been paid by the Debtor prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Other Priority Claim shall receive Cash in an amount equal to such Allowed Other Priority Claim on the later of the Effective Date and the date such Other Priority Claim becomes an Allowed Other Priority Claim, or within ten (10) days thereof.

         IV.2     CLASS 2 -- SECURED TAX CLAIMS.

         (a) Impairment and Voting. Class 2 is unimpaired by the Plan.
Each holder of an Allowed Secured Tax Claim is deemed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

         (b) Treatment. Except to the extent that a holder of an Allowed
Secured Tax Claim has been paid by the Debtor prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Secured Tax Claim shall receive Cash in an amount equal to such Allowed Secured Tax Claim, including any interest required to be paid pursuant to Section 506(b) of the Bankruptcy Code, on the later of the Effective Date and the date such Secured Tax Claim becomes an Allowed Secured Tax Claim, or within ten (10) days thereof.

         (c) Retention of Liens. Each holder of an Allowed Secured Tax
Claim shall retain the Lien (or replacement Lien as may be contemplated under nonbankruptcy law) securing its Allowed Secured Tax Claim as of the Effective Date until full and final payment of such Allowed Secured Tax Claim is made as provided herein, and upon such full and final payment, such Lien shall be deemed null and void and shall be unenforceable for all purposes.

         IV.3     CLASS 3 -- MISCELLANEOUS SECURED CLAIMS.

         (a) Impairment and Voting. Class 3 is unimpaired by the Plan.
Each holder of an Allowed Miscellaneous Secured Claim is deemed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

         (b) Treatment. Except to the extent that a holder of an Allowed Miscellaneous Secured Claim has been paid by the Debtor prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Miscellaneous Secured Claim shall, at the option of the Debtor, exercised in the sole discretion of the Debtor, either (a) receive Cash equal to such Allowed Miscellaneous Secured Claim on the later of the Effective Date and the date such Miscellaneous Secured Claim becomes an Allowed Miscellaneous Secured Claim, or within ten (10) days thereof, (b) retain unaltered the legal, equitable, and contractual rights to which such holder is entitled pursuant to such Allowed Miscellaneous Secured Claim, or (c) otherwise receive such treatment under the Plan as to be deemed unimpaired pursuant to and in accordance with Section 1124(2) of the Bankruptcy Code.

         IV.4     CLASS 4 -- SENIOR SUBORDINATED NOTE HOLDER AND
                  GENERAL UNSECURED CLAIMS.

         (a) Impairment and Voting. Class 4 is impaired by the Plan. Each holder of a Senior Subordinated Note Holder Claim Allowed pursuant to Section 4.4(c) of the Plan and each holder of an Allowed General Unsecured Claim as of the Record Date is entitled to vote to accept or reject the Plan.

         (b) Treatment. Each holder of a Senior Subordinated Note Holder Claim Allowed pursuant to Section 4.4(c) of the Plan and each holder of an Allowed General Unsecured Claim as of the Record Date shall receive on account of its Allowed Claim its Pro Rata Share of (i) the New Notes, after deduction of the amount of New Notes held in Reserve for Disputed General Unsecured Claims, if any, from the aggregate principal amount of the New Notes; provided, however, that because New Notes will be issued on the Initial Distribution Date under the New Indenture in integral multiples of $1,000, the Reorganized Debtor shall be deemed to have purchased for Cash from each such holder, substantially simultaneously with the issuance of the New Notes on the Initial Distribution Date, any fractional portions of New Notes that would otherwise be issued to such holders on account of their Pro Rata Shares, so that each holder shall receive New Notes on the Initial Distribution Date issued under the New Indenture in an aggregate principal amount equal to the nearest integral multiple of $1,000 that is less than or equal to its Pro Rata Share of the New Notes, together with a payment in Cash on the Initial Distribution Date equal to the amount (if any) by which its actual Pro Rata Share of New Notes exceeds such nearest integral multiple; (ii) the Class 4 Cash Payment, and (iii) 6,106,665 shares of New Common Stock, less the number of shares of New Common Stock held in Reserve for Disputed General Unsecured Claims, if any, on the later of the Initial Distribution Date and the next Subsequent Distribution Date selected by the Reorganized Debtor in the Quarter that follows the Quarter in which such Claim becomes an Allowed Claim, or within ten (10) days thereof. The sum total of fractional New Notes deemed purchased by the Reorganized Debtor on the Initial Distribution Date in accordance with clause (i) of the immediately preceding sentence shall be issued to the Reorganized Debtor on the Initial Distribution Date and shall be the property of the Reorganized Debtor subject to no further restrictions or claims under the Plan.

         (c) Allowance of Senior Subordinated Note Holder Claims. On the Effective Date, the Senior Subordinated Note Holder Claims shall be deemed Allowed Claims in the aggregate amount of $358,475,000.

         (d) Incorporation of qui tam Claims Settlement. The terms and conditions of the qui tam Claims Settlement shall be, and are, incorporated in their entirety and made a part of this Plan. The United States, California and the Relator shall have Allowed Class 4 Claims in the amounts, and pursuant to the terms and conditions, set forth in the qui tam Claims Settlement.

         IV.5     CLASS 5 -- INTERCOMPANY CLAIMS.

         (a) Impairment and Voting. Class 5 is unimpaired by the Plan. Each holder of an Allowed Intercompany Claim is deemed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

         (b) Treatment. Each holder of an Allowed Intercompany Claim shall retain unaltered the legal, equitable, and contractual rights to which such holder is entitled pursuant to such Allowed Intercompany Claim, or shall otherwise receive such treatment under the Plan as to be deemed unimpaired pursuant to and in accordance with Section 1124(2) of the Bankruptcy Code.

         IV.6     CLASS 6 -- EQUITY INTERESTS.

         (a) Impairment and Voting. Class 6 is impaired by the Plan. Holders of Equity Interests are not entitled to vote to accept or reject the Plan. Each holder of an Allowed Equity Interest as of the Record Date is deemed to have rejected the Plan.

         (b) Conversion of Park Subordinated Note. As of the Commencement Date, the Park Subordinated Note shall be deemed to be converted into, and Park shall be deemed to have been issued, 1,922,931 shares of common stock of the Debtor pursuant to Section IIB of the PHC/Park/Champion Settlement Agreement, which shares shall be classified and treated as Class 6 Equity Interests under the Plan. Upon such conversion, the Park Subordinated Note shall be canceled and the Debtor shall have no further obligation or liability arising out of or in connection with the Park Subordinated Note.

         (c) Treatment. Upon the Effective Date, all Equity Interests shall be deemed cancelled and rendered null and void and the holders of such Equity Interests shall neither receive nor retain any property under the Plan on account of such Equity Interests.

         (d) Cancellation of Common Stock and Related Securities. All shares of common stock of Paracelsus, including but not limited to, all shares of such common stock held or reserved by Paracelsus or held by any of its subsidiaries, and any other securities giving rise to or resulting from ownership of Equity Interests, and any and all rights related to or arising from such common stock or other securities existing prior to the Effective Date, shall be deemed canceled and rendered null and void on the Effective Date.

         IV.7     CLASS 7 -- CONVENIENCE CLAIMS.

         (a) Impairment and Voting. Class 7 is impaired by the Plan. Each holder of an Allowed Convenience Claim as of the Record Date is entitled to vote to accept or reject the Plan.

         (b) Treatment. Except to the extent that an Allowed Convenience Claim has been paid by the Debtor prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Convenience Claim as of the Record Date shall receive Cash in an amount equal to 80% of such Allowed Convenience Claim on the later of the Effective Date and the date such Allowed Convenience Claim becomes an Allowed Convenience Claim, or within ten (10) days thereof.

                                    ARTICLE V

                 PROVISIONS REGARDING VOTING AND DISTRIBUTIONS
                    UNDER THE PLAN AND TREATMENT OF DISPUTED,
                   CONTINGENT AND UNLIQUIDATED ADMINISTRATIVE
                            EXPENSE CLAIMS AND CLAIMS

         V.1 Voting of Claims. Each holder of an Allowed Claim in an impaired Class of Claims as of the Record Date shall be entitled to vote separately to accept or reject the Plan unless otherwise ordered in any Final Order of the Bankruptcy Court.

         V.2 Nonconsensual Confirmation. Pursuant to Section 1126(g) of the Bankruptcy Code, holders of Allowed Class 6 Equity Interests are deemed as a class not to have accepted the Plan, and the Debtor will seek to have the Bankruptcy Court confirm the Plan under Section 1129(b) of the Bankruptcy Code notwithstanding such deemed non-acceptance of the Plan by such Class If any impaired Class of Claims entitled to vote shall not accept the Plan by the requisite statutory majorities provided in Sections 1126(c) or 1126(d) of the Bankruptcy Code, as applicable, the Debtor reserves the right to amend the Plan in accordance with Section 12.9 hereof or undertake to have the Bankruptcy Court confirm the Plan under Section 1129(b) of the Bankruptcy Code notwithstanding such vote of non-acceptance of the Plan, or both.

         V.3  Method of Distributions Under the Plan.

         (a) In General. Subject to Bankruptcy Rule 9010, all distributions under the Plan shall be made by the Reorganized Debtor or its designated agent. Distributions under the Plan shall be made to the holder of each Allowed Claim at the address of such holder as listed on the Schedules as of the Record Date, unless the Debtor, Reorganized Debtor or its designated agent has been notified in writing of a change of address in accordance with Section 12.13 of the Plan by such holder that provides an address for such holder different from the address reflected on the Schedules. All distributions under the Plan of certificates for New Notes or Cash to holders of Allowed Senior Subordinated Note Holder Claims and Allowed General Unsecured Claims with respect to their Allowed Claims shall be made by the Bank of New York, as disbursing agent for the holders of such Allowed Claims. All distributions under the Plan of New Common Stock to holders of Allowed Senior Subordinated Note Holder Claims and Allowed General Unsecured Claims shall be made by MIS, as transfer agent for issuance of certificates for New Common Stock to the holders of such Claims pursuant to the Plan. In the event that any distribution to any holder is returned as undeliverable, the Debtor, Reorganized Debtor or its designated agent, as applicable, shall use reasonable efforts to determine the current address of such holder, including (i) by posting on the corporate web page of the Debtor or the Reorganized Debtor, as applicable, or comparable electronic medium, and (ii) by Filing with the Bankruptcy Court, a list of the names of all such holders, together with notice that such holders are entitled to receive a distribution pursuant to this Plan and a means for contacting the Debtor, the Reorganized Debtor or its designated agent, as applicable, to claim such distribution (the "Unclaimed Distribution Notice"). No distribution to such holder shall be made unless and until such holder has provided to the Debtor, Reorganized Debtor or its designated agent, as applicable, the then current address of such holder, at which time such distribution shall be made to such holder without interest; provided that such distributions shall be deemed unclaimed property under Section 347(b) of the Bankruptcy Code at the expiration of 180 days from the first date upon which such Unclaimed Distribution Notice is published and Filed with the Bankruptcy Court. After such date, all unclaimed property or interest in property shall revert to the Reorganized Debtor, and the claim of any other holder to such property or interest in property shall be discharged and forever barred.

         (b) Distributions of Cash. Any payment of Cash made by the Reorganized Debtor or its designated agent pursuant to the Plan shall be made, at the sole option of the Reorganized Debtor, by check drawn on a domestic bank, wire transfer, or any other method mutually agreeable between the Reorganized Debtor and the payee.

         (c) Timing of Distributions. Any payment or distribution required to be made under the Plan on a day other than a Business Day shall be made on the next succeeding Business Day.

         (d) Hart-Scott-Rodino Compliance. Any certificates for shares of New Common Stock to be distributed under the Plan to any entity required to file a Premerger Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall not be distributed until the notification and waiting periods applicable under such Act to such entity shall have expired or been terminated.

         (e) Minimum Distributions. No payment of Cash less than one-hundred dollars ($100.00), except for payments made pursuant to Sections 4.4(b)(i), 5.3(h), (i), or (j) hereunder, shall be made by the Reorganized Debtor or its designated agent to any holder of a Claim unless a request therefor is made in writing to the Reorganized Debtor or its designated agent, as the case may be.

         (f) Fractional Shares. No fractional shares of New Common Stock or Cash in lieu thereof shall be distributed under the Plan. When any distribution on account of an Allowed Claim pursuant to the Plan would otherwise result in the issuance of a number of shares of New Common Stock that is not a whole number, the actual distribution of shares of New Common Stock shall be rounded as follows: (i) fractions of 1/2 or greater shall be rounded to the next higher whole number, and (ii) fractions of less than 1/2 shall be rounded to the next lower whole number. The total number of shares of New Common Stock to be distributed to a Class of Claims or Equity Interests, as the case may be, shall be adjusted as necessary to account for the rounding provided in this Section 5.3(f).

         (g) Distributions to Holders as of the Record Date. The Debtor and the Reorganized Debtor shall have no obligation to recognize any transfer of any Claims occurring after the Record Date. After the Record Date the Debtor and Reorganized Debtor shall instead be entitled to recognize and deal for all purposes under the Plan with only those record holders stated on the Claims Register as of the close of business on the Record Date.

         (h) Distributions Withheld for Disputed Claims.

                  (i) Establishment and Maintenance of Reserve. On the Initial Distribution Date and each Subsequent Distribution Date, the Reorganized Debtor shall reserve, or cause to be reserved, from the distributions to be made on such dates to the holders of Allowed Claims in a particular Class, an amount of New Notes, New Common Stock (in each case issued to the Reorganized Debtor), and/or the Class 4 Cash Payment, as the case may be, equal to 100% of any distributions of New Notes, New Common Stock and/or the Class 4 Cash Payment to which holders of Disputed Claims in such Class would be entitled under the Plan as of such dates as if such Disputed Claims were Allowed Claims in their Disputed Claim Amounts (the "Reserve"); provided, however, that in accordance with Section 4.4(b) regarding the Treatment of Allowed Class 4 Claims, if the calculation of the number of New Notes to be deposited in the Reserve on the Initial Distribution Date would result in a deposit of fractional New Notes (not in integral multiples of $1,000), then the Reorganized Debtor shall be deemed to have purchased for Cash, substantially simultaneously with the issuance of the New Notes on the Initial Distribution Date, any fractional portion of a New Note (determined after aggregating the value of all New Notes to be deposited in the Reserve on the Initial Distribution Date), and such Cash shall be deposited in the Reserve on the Initial Distribution Date, together with New Notes in an aggregate principal amount reduced by such purchased fractional portion of a New Note (such that the New Notes so deposited in the Reserve shall be in an integral multiple of $1,000) and the amount of Cash and New Notes so deposited in the Reserve shall be treated on each Subsequent Distribution Date as provided in Sections 5.3(i) and (j) below. Any fractional New Notes deemed purchased by the Reorganized Debtor on the Initial Distribution Date in accordance with the immediately preceding proviso shall be issued to the Reorganized Debtor (to the extent of integral multiples of $1,000) on the Initial Distribution Date and shall be the property of the Reorganized Debtor subject to no further restrictions or claims under the Plan.

                  (ii) Cash Held in Reserve. Any Cash deposited in the Reserve on the Initial Distribution Date or paid on account of (x) dividends in respect of New Common Stock, (y) the Class 4 Cash Payment made pursuant to Section 5.3(h)(i) of the Plan, or (z) interest in respect of New Notes held in the Reserve shall be deposited in a segregated bank account or accounts in the name of the Reorganized Debtor and designated as held in trust for the benefit of holders of Disputed Claims to the extent such Disputed Claims are ultimately Allowed. Cash so deposited and held in the Reserve shall not constitute property of the Reorganized Debtor. The Reorganized Debtor shall invest the Cash held in the Reserve in a manner consistent with investment guidelines set forth in the Plan Supplement. The Reorganized Debtor shall pay, or cause to be paid, out of the funds held in the Reserve, any tax imposed on the Reserve by any governmental unit with respect to income generated by the property held in the Reserve. The yield earned on such invested Cash (net of applicable taxes) shall be held in trust for the benefit of holders of Disputed Claims to the extent such Disputed Claim is ultimately Allowed. New Notes and New Common Stock held in the Reserve shall be held in trust by the Reorganized Debtor for the benefit of the potential claimants of such securities and shall not constitute property of the Reorganized Debtor.

         (i) Distributions Upon Allowance of Disputed Claims. The holder of a Disputed Claim that becomes an Allowed Claim subsequent to the Initial Distribution Date shall receive distributions from the Reserve in accordance with and pursuant to the terms of the Plan on the next Subsequent Distribution Date selected by the Reorganized Debtor during the Quarter that follows the Quarter during which such Disputed Claim becomes an Allowed Claim pursuant to a Final Order. Such distributions shall be made in accordance with the Plan based upon the distributions that would have been made to such holder under the Plan if the Disputed Claim had been an Allowed Claim on or prior to the Effective Date, without any post-Effective Date interest thereon, except for the amount of interest theretofore paid under the New Indenture on any New Notes actually distributed out of the Reserve in integral multiple(s) of $1,000 to such holders; and, in accordance with this Section and Section 4.4(b) regarding the Treatment of Allowed Class 4 Claims, the Reorganized Debtor shall be deemed to have purchased for Cash from each such holder, substantially simultaneously with any distribution out of the Reserve to such holder, any fractional portion of New Notes that would otherwise be distributed out of the Reserve to such holder in respect of its Allowed Claim, so that each such holder shall receive an aggregate principal amount of New Notes equal to the nearest integral multiple of $1,000 that is less than or equal to its Pro Rata Share of New Notes, together with a Cash payment equal to the amount (if any) by which such Pro Rata Share exceeds such nearest integral multiple; and if any such Cash payment is to be made to any such holder in lieu of any fractional portion of a New Note, such payment shall be made first from any Cash then held in the Reserve and not attributable to any New Common Stock and not constituting any payment of interest theretofore made in respect of New Notes under the New Indenture and thereafter, if and to the extent such Cash held in the Reserve is insufficient, from the Reorganized Debtor's general corporate funds. Any fractional New Notes deemed purchased by the Reorganized Debtor in accordance with this Section shall be the property of the Reorganized Debtor and no longer held in the Reserve, shall be issued to the Reorganized Debtor to the extent of integral multiples of $1,000, and shall (whether or not issued to the Reorganized Debtor) be subject to no further restrictions or claims under the Plan. Notwithstanding any provision of the Plan, if any portion of a Claim is a Disputed Claim, no payment or distribution provided thereunder shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim.

         (j) Final Distribution of Amounts Held in Reserve. Upon resolution of objections to all Disputed Claims, any New Notes held in the Reserve will be distributed, on a final distribution date, to holders of Allowed Claims in Class 4 ("Allowed Class 4 Claimants") so that each such Claimant shall receive its Pro Rata Share thereof in accordance with this Section 5.3(j), together with any Cash held in Reserve on account of such New Notes and/or the Class 4 Cash Payment. The Reorganized Debtor shall be deemed to have purchased for Cash from each such Allowed Class 4 Claimant on such final distribution date any fractional portions of New Notes that would otherwise be distributed to such Allowed Class 4 Claimants on account of their Pro Rata Shares, so that each Allowed Class 4 Claimant shall receive New Notes on such final distribution date in an aggregate principal amount equal to the nearest integral multiple of $1,000 that is less than or equal to its Pro Rata Share of such remaining New Notes, together with a payment in Cash on such final distribution date equal to the amount (if any) by which its actual Pro Rata Share exceeds such nearest integral multiple. Any Cash payments to be made to any such Allowed Class 4 Claimants in lieu of fractional portions of New Notes shall be made first from any Cash then held in the Reserve and not attributable to any New Common Stock and thereafter, if and to the extent such Cash held in the Reserve is insufficient, from the Reorganized Debtor's general corporate funds. Any such Cash not so applied to the purchase of fractional New Notes and remaining in the Reserve on the final distribution date shall be distributed to such Allowed Class 4 Claimants so that each receives its Pro Rata Share of such Cash. Any fractional New Notes deemed purchased by the Reorganized Debtor on the final distribution date (together with any fractional New Notes of the Reorganized Debtor not theretofore issued to the Reorganized Debtor) shall be issued to the Reorganized Debtor and shall be the property of the Reorganized Debtor subject to no further restrictions or claims under the Plan. The Reorganized Debtor may, in its discretion, pay Cash to any Allowed Class 4 Claimant from the Reorganized Debtor's general corporate funds in lieu of New Notes in order to effect a final distribution of New Notes in integral multiples of $1,000 so that the aggregate of all fractional portions of New Notes constituting property of the Reorganized Debtor shall also be in an integral multiple of $1,000.

         V.4 Distributions Relating to Allowed Insured Claims. Distributions under the Plan to each holder of an Allowed Insured Claim shall be in accordance with the treatment provided under the Plan for the Class in which such Allowed Insured Claim is classified, but solely to the extent that such Allowed Insured Claim is not satisfied from proceeds payable to the holder thereof under any pertinent bond, insurance policy and applicable law. Nothing contained in this
Section 5.4 shall constitute or be deemed a waiver of any Cause of Action that the Debtor or any entity may hold against any other entity, including, without limitation, insurers under any policies of insurance.

         V.5 Cancellation and Surrender of Existing Securities and Agreements. On the Effective Date, the promissory notes, share certificates and other instruments evidencing any Claim or Equity Interest (including, without limitation, the Senior Subordinated Notes) shall be deemed canceled without further act or action under any applicable agreement, law, regulation, order or rule and the obligations of the Debtor under the agreements, indentures and certificates of designations governing such Claims or Equity Interests, as the case may be, shall be discharged, except for Debtor's obligations pursuant to this Plan and to BNY pursuant to Section 5.9 of this Plan for fees and expenses under the Senior Subordinated Notes Indenture and the New Notes Indenture (which fees and expenses shall constitute an Administrative Expense Claim in the Chapter 11 Case).

         V.6 Record Date for Distributions to Holders of Senior Subordinated Notes. At the close of business on the Record Date, the transfer ledgers of BNY, regarding the Senior Subordinated Notes, shall be closed and there shall be no further changes in the record holders of the Senior Subordinated Notes. On or before the Effective Date, BNY shall certify to the Debtor or the Reorganized Debtor, as the case may be, the names and addresses of all holders of the Senior Subordinated Notes and the face amount of the Senior Subordinated Notes held by each such holder as of the Record Date. BNY, and the Debtor and the Reorganized Debtor and its agents, shall have no obligation to recognize any transfer of Senior Subordinated Notes occurring after the Record Date.

         V.7 Cancellation of Senior Subordinated Note Indenture. On the Effective Date, the Senior Subordinated Indenture shall be deemed canceled, terminated and of no further force or effect pursuant to Section 5.5 of the Plan. Notwithstanding the foregoing, such cancellation of the Senior Subordinated Note Indenture shall not impair the rights and the duties under the respective Senior Subordinated Note Indenture as between BNY and the beneficiaries of the trust created thereby, or as between BNY and the Debtor, as set forth in the Senior Subordinated Note Indenture. The Senior Subordinated
Note Indenture shall not be canceled other than pursuant to Section 5.5 and this
Section 5.7 of the Plan and, until such cancellation, the Senior Subordinated
Note Indenture shall be evidence of the entitlement of the holders of such Senior Subordinated Note Holder Claims to receive distribution of property from the Debtor or the Reorganized Debtor pursuant to the Plan.

         V.8 Termination of BNY's Duties. Subsequent to the performance by BNY of the obligations required under the provisions of this Plan, the Confirmation Order and the Senior Subordinated Note Indenture, BNY and its successors and assigns shall be relieved of all obligations under the Senior Subordinated Note Indenture.

         V.9 Fees and Expenses of BNY. Notwithstanding anything to the contrary contained in the Plan, any fees and expenses of BNY incurred through the Effective Date with regard to any of the Senior Subordinated Notes and the New Notes, including legal fees and expenses incurred in connection with the Chapter 11 Case, shall be Administrative Expense Claims and paid in full, in Cash, as part of the Plan.

         V.10 Registration Rights Agreement for Certain New Notes and New Common Stock. On the Effective Date or as soon thereafter as is practicable, each person or entity receiving a distribution of New Common Stock and/or New Notes pursuant to the Plan who shall be named as a party to the Registration Rights Agreement included in the Plan Supplement shall become a party to the Registration Rights Agreement.

         V.11 Listing of New Common Stock. The Board of Directors of the Reorganized Debtor shall, at its discretion, cause the shares of New Common Stock to be listed on a national securities exchange or the NASDAQ National Market on or before six (6) months after the Effective Date.

         V.12 Waiver of Subordination. Subject to the provisions of Section 5.7 of the Plan, the distributions to the holders of Senior Subordinated Notes shall not be subject to levy, garnishment, attachment or other legal process by any holder of Senior Indebtedness (as such term is defined in each of the Senior Subordinated Note Indentures) by reason of claimed contractual subordination rights. On the Effective Date, all creditors shall be deemed to have waived any and all contractual subordination rights which they may have with respect to such distributions. The Bankruptcy Court in the Confirmation Order shall permanently enjoin, effective as of the Confirmation Date, all holders of Senior Indebtedness from enforcing or attempting to enforce any such rights with respect to such distributions to the subordinated creditors, including the holders of the Senior Subordinated Notes.

                                   ARTICLE VI

                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES

         VI.1  Assumption or Rejection of Executory Contracts and Unexpired
Leases.

         (a) Executory Contracts and Unexpired Leases. Pursuant to Sections 365(a) and 1123(b)(2) of the Bankruptcy Code, all executory contracts and unexpired leases entered into prior to the Commencement Date that exist between the Debtor and any person shall be rejected by the Debtor and/or Reorganized Debtor as of the Effective Date, except as set forth in this Section 6.1 of the Plan. Notwithstanding anything contained herein to the contrary, any executory contract or unexpired lease (i) which has been assumed pursuant to a Final Order of the Bankruptcy Court entered prior to the Confirmation Date, (ii) which has been rejected pursuant to a Final Order of the Bankruptcy Court entered prior to the Confirmation Date, or (iii) as to which a motion for approval of the assumption/rejection of such executory contract or unexpired lease has been filed prior to the Confirmation Date shall be assumed or rejected in accordance with such motion or Final Order. Subject to the immediately preceding sentence, the executory contracts and unexpired leases identified in Exhibits "E" through "F" of the Disclosure Statement shall be deemed to be, respectively, assumed or rejected in accordance with the provisions of this Section 6.1 of the Plan.

         (b) Approval of Assumption or Rejection of Executory Contracts and Unexpired Leases. Entry of the Confirmation Order shall constitute (i) the approval, pursuant to Sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the assumption of the executory contracts and unexpired leases assumed pursuant to Section 6.1 (a) hereof, (ii) the extension of time, pursuant to Section 365(d)(4) of the Bankruptcy Code, within which the Debtor may assume or reject the unexpired leases specified in Section 6.1 (a) hereof through the date of entry of a Final Order approving the assumption or rejection of such unexpired leases, and (iii) the approval, pursuant to Sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the rejection of the executory contracts and unexpired leases rejected pursuant to Section 6.1 (a) hereof.

         (c) Cure of Defaults. Except as may otherwise be agreed to by the parties, or as may otherwise be set forth in any Final Order of the Bankruptcy Court, within ninety (90) days after the Effective Date, the Reorganized Debtor shall cure any and all undisputed defaults under any executory contract or unexpired lease assumed pursuant to Section 6.1(a) of the Plan in accordance with Section 365(b)(1) of the Bankruptcy Code. All disputed defaults that are required to be cured shall be cured either within ten (10) days of the entry of a Final Order determining the amount, if any, of the Debtor's or Reorganized Debtor's liability with respect thereto, or as may otherwise be agreed to by the parties.

         (d) Bar Date for Filing Proofs of Claim Relating to Executory Contracts and Unexpired Leases Rejected Pursuant to the Plan. Claims arising out of the rejection of an executory contract or unexpired lease pursuant to Section 6.1
(a) of the Plan must be filed with the Bankruptcy Court and served upon the Debtor or Reorganized Debtor, or as otherwise may be provided in the Confirmation Order, by no later than thirty (30) days after the later of (i) notice of entry of an order approving the rejection of such executory contract or unexpired lease, and (ii) notice of entry of the Confirmation Order. Any Claims not filed within such time will be forever barred from assertion against the Debtor, its estate, the Reorganized Debtor and its property. Notwithstanding anything to the contrary contained in Section 9.2 of the Plan, the Debtor or the Reorganized Debtor, as the case may be, shall have until sixty (60) days after a proof of Claim filed in accordance with this Section 6.1 (d) to file an objection to such Claim.

         VI.2 Compensation and Benefit Programs. Except as otherwise provided in Section 7.4(b) of the Plan, all ordinary course employment and severance practices and policies, all insurance programs and policies, and all ordinary course compensation and benefit plans, policies, and programs of the Debtor applicable to its directors, officers or employees as of the Confirmation Date, including, without limitation, all savings plans, retirement plans, health care plans, severance benefit plans, indemnity agreements, incentive plans, workers' compensation programs and life, disability and other insurance plans not assumed or rejected by the Debtor pursuant to a Final Order of the Bankruptcy Court entered prior to the Effective Date are treated as executory contracts under the Plan and are hereby assumed pursuant to Sections 365(a) and 1123(b)(2) of the Bankruptcy Code.


                                   ARTICLE VII

                   PROVISIONS REGARDING CORPORATE GOVERNANCE
                    AND MANAGEMENT OF THE REORGANIZED DEBTOR

         VII.1 Reincorporation Merger. On the Effective Date, and without any further action by the stockholders or directors of the Debtor or the Reincorporation Subsidiary, the Reincorporation Merger shall become effective in accordance with its terms, pursuant to which the separate existence of Paracelsus shall cease, and the Reincorporation Subsidiary shall be the surviving corporation. The Reincoporation Subsidiary shall thereupon be the Reorganized Debtor for all purposes. The Certificate of Incorporation shall be the certificate of incorporation of the surviving corporation, and the Bylaws shall be the bylaws of the surviving corporation. The Reincorporation Subsidiary, as the surviving corporation, shall succeed to, and be vested with, all of the properties and assets, and shall be liable for the debts and obligations, of Paracelsus to the extent provided for the Reorganized Debtor herein and (to the extent not inconsistent herewith) in the Plan of Merger. The name of Paracelsus shall, pursuant to the Reincorporation Merger, be changed to the name set forth in the Certificate of Incorporation filed as part of the Plan Supplement, or as otherwise may be approved by order of the Bankruptcy Court.

         VII.2 Management in General. On the Effective Date, the management, control and operation of the Reorganized Debtor shall become the general responsibility of the Board of Directors of the Reorganized Debtor, who shall, thereafter, have the responsibility for the management, control and operation of the Reorganized Debtor.

         VII.3 Meetings of Stockholders of Reorganized Debtor. In accordance with the Certificate of Incorporation, and the Bylaws, as the same may be amended from time to time, the first annual meeting of the stockholders of the Reorganized Debtor shall be held on a date in calendar year 2001 selected by the Board of Directors of the Reorganized Debtor, and subsequent meetings of the stockholders of the Reorganized Debtor shall be held at least once annually each year thereafter.

         VII.4 Directors and Officers of the Reorganized Debtor.

         (a) Board of Directors.

                  (i) The initial Board of Directors of Reorganized Debtor shall consist of five (5) individuals as identified in the Plan Supplement.

                  (ii) Each of the individuals set forth in sub-paragraph (i) above shall serve until the first annual meeting of stockholders of the Reorganized Debtor or his earlier resignation or removal in accordance with the Certificate of Incorporation and/or Bylaws, as the same may be amended from time to time.

         (b) Officers. The officers of the Debtor immediately prior to the Effective Date shall serve as the initial officers of the Reorganized Debtor on and after the Effective Date. Such officers shall serve and be compensated in accordance with the Employment and Compensation Agreements, which shall become binding upon confirmation of the Plan, and applicable nonbankruptcy law.

         VII.5 Bylaws and Certificate of Incorporation. The Bylaws and Certificate of Incorporation shall contain provisions to the extent necessary
(a) to prohibit the issuance of nonvoting equity securities as required by
Section 1123(a)(6) of the Bankruptcy Code, subject to further amendment of such Certificate of Incorporation and Bylaws as permitted by applicable law, and (b) to effectuate the provisions of the Plan, including the filing of the same with the Secretary of State of each of the states of incorporation of the Debtor and the Reorganized Debtor, in each case without any further action by the stockholders or directors of the Debtor, the Debtor in Possession or the Reorganized Debtor.

         VII.6 Issuance of New Securities. The issuance of the following securities and notes by the Reorganized Debtor is hereby authorized without further act or action under applicable law, regulation, order or rule:

         (a) the issuance of up to 6,106,665 shares of New Common Stock to the persons entitled to those shares in accordance with the Plan; and

         (b)  the issuance of the New Notes.

         VII.7 Investment Guidelines. Effective on the Effective Date, the Reorganized Debtor shall adopt the investment guidelines as set forth in the Plan Supplement for Cash held in Reserve under the Plan in respect of Disputed Claims.

         VII.8 Execution of the New Indenture. Effective on the Effective Date, the Reorganized Debtor and BNY shall execute the New Indenture.

         VII.9 Execution of Registration Rights Agreement. Effective on the Effective Date, the Reorganized Debtor shall execute the Registration Rights Agreement.

         VII.10 Employment and Compensation Agreements. As of the Effective Date, the Debtor or the Reorganized Debtor shall, in accordance with and pursuant to Section 6.1(a) of the Plan, assume any and all Employment and Compensation Agreements not theretofore assumed or rejected by the Debtor pursuant to a Final Order entered by the Bankruptcy Court.

         VII.11 Bankruptcy Code Section 1145. The issuance of the New Notes and New Common Stock pursuant to the Plan are hereby authorized in accordance with
Section 1145 of the Bankruptcy Code.

                                  ARTICLE VIII
               IMPLEMENTATION AND EFFECT OF CONFIRMATION OF PLAN

         VIII.1 Internal Funding. Any funds necessary to make the Cash distributions required under the Plan and to fund the future obligations of the Reorganized Debtor shall be obtained through the existing Cash assets of the Reorganized Debtor on the Effective Date and the future business operations of the Reorganized Debtor.

         VIII.2 Revesting of Assets

         (a) The property of the Debtor shall revest in the Reorganized Debtor on the Effective Date, except as otherwise provided in the Plan.

         (b) From and after the Effective Date, the Reorganized Debtor may operate its businesses, and may use, acquire and dispose of property free of any restrictions imposed under the Bankruptcy Code.

         (c) As of the Effective Date, all property of the Debtor and Reorganized Debtor shall be free and clear of all liens, claims and interests of holders of Claims and Equity Interests, except as provided in the Plan.

         VIII.3 Causes of Action. Except as provided in the Plan, as of the Effective Date, pursuant to Section 1123(b)(3)(B) of the Bankruptcy Code, any and all Causes of Action accruing to the Debtor and Debtor in Possession, including, without limitation, (i) Causes of Action under Sections 544, 545, 547, 548, 549, 550, 551, and/or 553 of the Bankruptcy Code, and (ii) Causes of Action as designated in Exhibit "A" to the Plan, shall become assets of the Reorganized Debtor, and the Reorganized Debtor shall have the authority to prosecute such Causes of Action for the benefit of the estate of the Debtor. The Reorganized Debtor shall have the authority to compromise and settle, otherwise resolve, discontinue, abandon or dismiss all such Causes of Action without approval of the Bankruptcy Court.

         VIII.4 Discharge of Debtor. The rights afforded herein and the treatment of all Claims and Equity Interests herein shall be in exchange for and in complete satisfaction, discharge, and release of Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Commencement Date, against the Debtor and the Debtor in Possession, or any of its assets or properties. Except as otherwise provided herein, on the Effective Date, all such Claims against and Equity Interests in the Debtor shall be satisfied, discharged, and released in full, and all persons shall be precluded from asserting against the Reorganized Debtor, its successors, assigns, or its or their assets or properties any other or further Claims or Equity Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date.

         VIII.5 Injunction. Except as otherwise expressly provided in the Plan or the Confirmation Order, all entities, persons and governmental units who have held, hold or may hold Claims against or Equity Interests in the Debtor, are permanently enjoined, on and after the Effective Date, from (a) commencing or continuing in any manner any action or other proceeding of any kind against the Debtor or the Reorganized Debtor or any successor thereto with respect to any such Claim or Equity Interest, (b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against the Debtor on account of any such Claim or Equity Interest, (c) creating, perfecting or enforcing any encumbrance of any kind against the Debtor or against the property or interests in property of the Debtor on account of any such Claim or Equity Interest, and (d) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from the Debtor or against the property or interests in property of the Debtor on account of any such Claim or Equity Interest. Such injunction shall extend to the successors of the Debtor (including, without limitation, the Reorganized Debtor) and its respective properties and interests in property.

         VIII.6 Release. The acceptance of any distribution under the Plan by any holder of a Claim shall constitute a waiver and release of any and all Causes of Action by or on behalf of the Debtor that such holder of a Claim could have commenced against any officer or director of the Debtor, serving in such capacity on the Confirmation Date, that is based upon, related to or arising from any pre-Confirmation Date actions or omissions of such officers or directors in connection with or related to their capacities as officers or directors of the Debtor to the fullest extent permitted under Section 524(e) of the Bankruptcy Code and applicable law.

                                   ARTICLE IX
                        PROCEDURES WITH RESPECT TO CLAIMS

         IX.1 Bar Date for Filing Proofs of Claims and Proofs of Interest. Except as otherwise provided in Sections 2.1, 2.2 and/or 6.1(d) of the Plan or in any Final Order of the Bankruptcy Court, any Proofs of Claim required to be filed by or on behalf of holders of Administrative Claims, Priority Tax Claims, Other Priority Claims, Miscellaneous Secured Claims, Senior Subordinated Note Holder Claims, General Unsecured Claims, Intercompany Claims and Equity Interests pursuant to Bankruptcy Code Sections 501 and/or 1111(a), Part III of the Federal Rules of Bankruptcy Procedure and/or the Local Bankruptcy Rules of the Bankruptcy Court, must be Filed on or before sixty (60) days after the Effective Date, or such other date as may be fixed by the Bankruptcy Court, provided, however, that neither BNY nor any holder of a Senior Subordinated Note Holder Claim shall be required hereunder to File any proof of claim in respect of the Senior Subordinated Notes, the Senior Subordinated Note Indenture, or any Senior Subordinated Note Holder Claim.

         IX.2 Objections to Claims. Except as otherwise provided for with respect to applications for professional compensation and reimbursement claims under Section 2.2 of the Plan, or otherwise ordered by the Bankruptcy Court after notice and a hearing, the Debtor or the Reorganized Debtor, as the case may be, shall have the exclusive right to make and file objections to Administrative Expense Claims and Claims pursuant to this Section 9.2. All objections shall be litigated to Final Order; provided, however, that the Debtor or the Reorganized Debtor, as the case may be, shall have the authority to compromise, settle, otherwise resolve or withdraw any objections, without approval of the Bankruptcy Court but subject to the consent of the Creditors' Committee. Unless otherwise ordered by the Bankruptcy Court, the Debtor or the Reorganized Debtor, as the case may be, shall file all objections to Administrative Expense Claims that are the subject of proofs of Claim or requests for payment filed with the Bankruptcy Court (other than applications for allowances of compensation and reimbursement of expenses) and Claims and serve such objections upon counsel to the Creditors' Committee and to Wachtell, Lipton, Rosen & Katz, BNY as Trustee under the New Indenture, and upon the holder as of the Record Date of the Administrative Expense Claim or Claim as to which the objection is made, as soon as is practicable, but in no event after the later of (i) ninety (90) days after the Effective Date, and (ii) ninety (90) days after the Proof of Claim or request for payment of an Administrative Expense Claim is filed, or such later date as may be approved by the Bankruptcy Court.

                                    ARTICLE X
                           EFFECTIVENESS OF THE PLAN

         X.1 Conditions Precedent to Effectiveness. The Plan shall not become effective unless and until the following conditions shall have been satisfied or waived pursuant to Section 10.4 of the Plan:

         (a) the Confirmation Order, in form and substance reasonably acceptable to the Debtor and the Creditors' Committee, shall have been signed by the judge presiding over the Chapter 11 Case, and there shall not be a stay or injunction in effect with respect thereto;

         (b) all actions, documents and agreements necessary to implement the Plan shall have been effected or executed;

         (c) the Debtor shall have received all authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions or documents that are determined by the Debtor to be necessary to implement the Plan;

         (d) all Exhibits to the Disclosure Statement and all documents, agreements and instruments contained in the Plan Supplement, shall be in form and substance reasonably acceptable to the Debtor and the Creditors' Committee; and

         (e) the investment guidelines for Cash held in Reserve under the Plan in respect of Disputed Claims.

         X.2 Conditions Subsequent to Effectiveness. It shall be a condition subsequent to the effectiveness of the Plan that each of the following shall have been effected or executed (including, without limitation, the filing of such documents with any applicable state or federal regulatory agency to cause such documents to become effective):

                  (1) the Plan of Merger;

                  (2) the Certificate of Incorporation;

                  (3) the Bylaws;

                  (4) the New Indenture and New Notes;

                  (5) the Registration Rights Agreement; and

                  (6) the issuance of 6,106,665 shares of New Common Stock.

         X.3 Effect of Failure of Conditions. In the event that one or more of the conditions specified in Sections 10.1 and 10.3 of the Plan have not occurred or been waived in accordance with Section 10.4 of the Plan on or before three
(3) months after the Confirmation Date, and upon notification submitted by the Debtor or the Creditors' Committee to the Bankruptcy Court, (a) the Confirmation Order shall be vacated, (b) no distributions under the Plan shall be made, (c) the

Debtor and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred, and (d) the Debtor's obligations with respect to the Claims and Equity Interests shall remain unchanged and nothing contained herein shall constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtor or any other person or to prejudice in any manner the rights of the Debtor or any person in any further proceedings involving the Debtor.

         X.4 Waiver of Conditions. With the consent of the Creditors' Committee, the Debtor may waive, by a writing signed by an authorized representative of the Debtor and subsequently filed with the Bankruptcy Court, one or more of the conditions to effectiveness of the Plan set forth in Sections 10.1 and 10.2 of the Plan.

                                   ARTICLE XI
                            RETENTION OF JURISDICTION

         The Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Case and the Plan pursuant to, and for the purposes of, Sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

         (a) To determine any and all objections to and proceedings involving the allowance, estimation, classification, and subordination of Claims or Equity Interests;

         (b) To determine any and all applications for allowances of compensation and reimbursement of expenses and any other fees and expenses authorized to be paid or reimbursed under the Bankruptcy Code or the Plan;

         (c) To determine the terms for the rejection or assumption of executory contracts or unexpired leases or for the assumption and assignment, as the case may be, of executory contracts or unexpired leases to which the Debtor is a party or with respect to which the Debtor may be liable, and to hear and determine, and if need be to liquidate, any and all Claims arising therefrom including the determination of defaults required to be cured;

         (d) To determine any and all applications, adversary proceedings and contested or litigated matters initiated or asserted by the Debtor on or prior to Effective Date and initiated or asserted by the Reorganized Debtor subsequent to the Effective Date and arising under Chapter 11 of the Bankruptcy Code or arising in or related to the Debtor's Chapter 11 Case; including, but not limited to, (i) Causes of Action to avoid or recover transfers (including fraudulent or preferential transfers) of the Debtor's property pursuant to Sections 542 through 553 of the Bankruptcy Code or applicable law, (ii) claims and Causes of Action arising from the prepetition activities of the Debtor, whether arising by statute or common law, whether arising under the laws of the United States, Texas, or any other state having jurisdiction over any claim or controversy, and whether maintainable against third parties, affiliates or insiders of the Debtor, (iii) claims, Causes of Action and other litigation that may adversely impact or affect the

Reorganized Debtor's property, (iv) contests to Claims, and (v) proceedings involving offsets against Claims;

         (e) To issue orders, determinations, and rulings regarding the valuation, recovery, disposition, distribution, operation, or use of the Debtor's property, including claims to recover preferences, fraudulent conveyances, or damages of any type from any person, and whether initiated prior to or after the Effective Date;

         (f) To determine any and all applications, claims, Causes of Action, adversary proceedings, and contested or litigated matters that may be commenced by the Reorganized Debtor subsequent to the Effective Date;

         (g) To consider any modifications of the Plan, remedy any defect or omission or reconcile any inconsistency in any order of the Bankruptcy Court, including the Confirmation Order, to the extent authorized by the Bankruptcy Code;

         (h) To determine all controversies, suits, and disputes that may arise in connection with the interpretation, enforcement, or consummation of the Plan, the Plan documents and agreements executed in connection therewith or any person's obligations under the Plan or any documents and agreements executed in connection therewith;

         (i) To consider and act on the compromise and settlement of any Claim against or Cause of Action by or against the Debtor;

         (j) To issue such orders in aid of execution of the Plan to the extent authorized by Section 1142 of the Bankruptcy Code;

         (k) To enter a Final Decree under Bankruptcy Rule 3022 terminating the Chapter 11 Case;

         (l) To determine such other matters as may be set forth in the Confirmation Order or which may arise in connection with the Plan, the Confirmation Order or the Effective Date.

         (m) To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;

         (n) To recover all assets of the Debtor and property of the Debtor's estate, wherever located;

         (o) To hear and determine matters concerning state, local and federal taxes in accordance with Sections 346, 505 and 1146 of the Bankruptcy Code; and

         (p) To hear any other matter not inconsistent with the Bankruptcy Code.

                                   ARTICLE XII
                            MISCELLANEOUS PROVISIONS

         XII.1 Effectuating Documents and Further Transactions. The Debtor, the Reincorporation Subsidiary and/or Reorganized Debtor, as the case may be, is authorized to execute, deliver, file or record such contracts, instruments, releases, indentures, certificates of ownership and merger and other agreements or documents and take such actions as may be reasonably necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan and any notes or securities issued pursuant to the Plan.

         XII.2 Corporate Action. On the Effective Date, all matters provided for under the Plan that would otherwise require approval of the stockholders, directors or members of one or more of the Debtor, the Reincorporation Subsidiary or Reorganized Debtor or their successors in interest under the Plan, including, without limitation, the formation of the Reincorporation Subsidiary, the Reincorporation Merger, the Plan of Merger, the authorization of 150 million shares of New Common Stock, the issuance of up to 6,106,665 shares of New Common Stock, the authorization, approval and effectiveness of the Certificate of Incorporation and the Bylaws, the investment guidelines for Cash held in Reserve under the Plan in respect of Disputed Claims, the issuance of the New Notes, the execution and delivery of the New Indenture, and the election or appointment, as the case may be, of directors and officers of the Reorganized Debtor pursuant to the Plan shall be deemed to have occurred and shall be in effect from and after the Effective Date pursuant to the applicable general corporation law of the state in which the Debtor, the Reincorporation Subsidiary or Reorganized Debtor is incorporated, without any requirement of further action by the stockholders or directors of the Debtor, the Reincorporation Subsidiary or Reorganized Debtor.

         XII.3 Exemption from Transfer Taxes. Pursuant to Section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including, without limitation, any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan shall not be subject to any stamp, real estate transfer, mortgage recording, sales and use, or other similar tax.

         XII.4 Injunction Regarding Worthless Stock Deduction. At the Confirmation Hearing, the Debtor shall request that the Bankruptcy Court include in the Confirmation Order a provision enjoining any "50-percent shareholder" of the Debtor within the meaning of section 382(g)(4)(D) of the Internal Revenue Code of 1986, as amended, from claiming a worthless stock deduction with respect to its Equity Interest for any taxable year of such shareholder ending prior to the Effective Date.

         XII.5 Exculpation. Neither the Debtor, the Reincorporation Subsidiary, the Reorganized Debtor, the Creditors' Committee, BNY in its capacity as Indenture Trustee under the Senior Subordinated Notes Indenture, the holders of Senior Subordinated Note Holder Claims, nor any of their respective members, officers, directors, employees, advisors, attorneys or agents shall have or incur any liability to any holder of a Claim or Equity Interest for any act or omission in connection with, related to, or arising out of, the Chapter 11 Case, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence, and, in all respects, the Debtor, the Reincorporation Subsidiary, the Reorganized Debtor, the Creditors' Committee, BNY in its capacity as Indenture Trustee under the Senior Subordinated Notes Indenture, the holders of Senior Subordinated Note Holder Claims, and each of their respective members, officers, directors, employees, advisors, attorneys and agents shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan; provided, however, that, subject to Section 8.6 of the Plan, nothing contained herein shall exculpate, satisfy, discharge or release any Cause of Action accruing to the Debtor and Debtor in Possession under Sections 547, 548 and 550 of the Bankruptcy Code against present or former officers, directors or employees of the Debtor in their capacities other than as present or former officers, directors or employees.

         XII.6 Termination of Creditors Committee. The appointment of the Creditors' Committee shall terminate on the later of the Effective Date or the date on which all applications for final allowances of compensation and reimbursement of expenses have been granted or denied by Final Order.


         XII.7 Post-Effective Date Fees and Expenses. From and after the Effective Date, the Debtor and Reorganized Debtor shall, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay the reasonable fees and expenses of professional persons thereafter incurred by the Debtor and Reorganized Debtor, including, without limitation, those fees and expenses incurred in connection with the implementation and consummation of the Plan.

         XII.8 Payment of Statutory Fees Due the United States Trustee. All fees due and payable pursuant to 28 U.S.C. Section 1930(a)(6) shall be paid in accordance with Section 2.4 of the Plan.

         XII.9 Amendment or Modification of the Plan. With the consent of the Creditors' Committee, alterations, amendments or modifications of the Plan may be proposed in writing by the Debtor at any time prior to the Confirmation Date, provided that the Plan, as altered, amended or modified, satisfies the conditions of Sections 1122 and 1123 of the Bankruptcy Code, and the Debtor shall have complied with Section 1125 of the Bankruptcy Code. With the consent of the Creditors' Committee, the Plan may be altered, amended or modified at any time after the Confirmation Date and before substantial consummation, provided that the Plan, as altered, amended or modified, satisfies the requirements of Sections 1122 and 1123 of the Bankruptcy Code and the Bankruptcy Court, after notice and a hearing, confirms the Plan, as altered, amended or modified, under
Section 1129 of the Bankruptcy Code and the circumstances warrant such alterations, amendments or modifications. A holder of a Claim or Equity Interest that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim or Equity Interest of such holder.

         XII.10 Severability. In the event that the Bankruptcy Court determines, prior to the Confirmation Date, that any provision in the Plan is invalid, void or unenforceable, such provision shall be invalid, void or unenforceable with respect to the holder or holders of such Claims or Equity Interests as to which the provision is determined to be invalid, void or unenforceable. The invalidity, voidness or unenforceability of any such provision shall in no way limit or affect the enforceability and operative effect of any other provision of the Plan.

         XII.11 Revocation or Withdrawal of the Plan. The Debtor reserves the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtor revokes or withdraws the Plan prior to the Confirmation Date, then the Plan shall be deemed null and void. In such event, nothing contained herein shall constitute or be deemed a waiver or release of any claims by or against the Debtor or any other person or to prejudice in any manner the rights of the Debtor or any person in any further proceedings involving the Debtor.

         XII.12 Binding Effect. The Plan shall be binding upon and inure to the benefit of the Debtor, the holders of Claims and Equity Interests, and their respective successors and assigns, including, without limitation, the Reorganized Debtor.

         XII.13 Notices. All notices, requests and demands to or upon the Debtor or the Reorganized Debtor to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, with a copy by mail, addressed as follows:

If to the Debtor:

Paracelsus Healthcare Corporation
515 W. Greens Road, Suite 500
Houston, Texas  77067
Attention:  Frank A. Uribie
Telephone:  (281) 774-5100
Facsimile:  (281) 774-5471
with a copy to:

Andrews & Kurth L.L.P.
600 Travis, Suite 4200
Houston, Texas  77002
Attention:  Hugh M. Ray and Douglas G. Walter
Telephone:  (713) 220-4200
Facsimile:  (713) 220-4285

If to the Creditors' Committee:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:  Chaim J. Fortgang
Tel:  (212) 403-1000
Fax: (212) 403-2000

         XII.14 Governing Law. Except to the extent the Bankruptcy Code, Bankruptcy Rules or other federal law is applicable, or to the extent an Exhibit to the Disclosure Statement or other document executed in connection with the Plan provides otherwise, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflicts of law of such jurisdiction.

         XII.15 Withholding and Reporting Requirements. In connection with the consummation of the Plan, the Debtor or the Reorganized Debtor, as the case may be, shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority and all distributions hereunder shall be subject to any such withholding and reporting requirements.

         XII.16 Plan Supplement. Forms of the documents comprising or relating to the following documents shall be consistent with the Plan and Disclosure Statement and shall be contained in the Plan Supplement and filed with the Clerk of the Bankruptcy Court prior to the conclusion of the Confirmation Hearing:

         (1) the Plan of Merger;

         (2) the Certificate of Incorporation;

         (3) the Bylaws;

         (4) the investment guidelines for Cash held in Reserve under the Plan in respect of Disputed Claims;

         (5) the form of certificate for the New Common Stock;

         (6) the New Indenture and the New Notes;

         (7) the Registration Rights Agreement; and

         (8) the List of Directors of the Reorganized Debtor pursuant to Section 7.3(a) of the Plan.

Upon its filing with the Bankruptcy Court, the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal Bankruptcy Court hours. Holders of Claims or Equity Interests may obtain a copy of the Plan Supplement upon written request to the Debtor in accordance with Section 12.13 of the Plan.

         XII.17 Allocation of Plan Distributions Between Principal and Interest. Except as otherwise expressly provided in the Plan, to the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, for federal income tax purposes, be allocated to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the Claim, to accrued but unpaid interest.

         XII.18 Setoffs and Recoupment. The Debtor or the Reorganized Debtor, as the case may be, may, but shall not be required to, setoff against, or recoup from, any Claim and the payments to be made pursuant to the Plan in respect of such Claim (other than Senior Subordinated Noteholder Claims), any claims of any nature whatsoever that the Debtor or Reorganized Debtor may have against the Claimant; but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtor or the Reorganized Debtor of any such claim it may have against such Claimant.

         XII.19 Headings. Headings are used in the Plan for convenience and reference only, and shall not constitute a part of the Plan for any other purpose.

         XII.20 Exhibits. All Exhibits to the Disclosure Statement and the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full herein.

         XII.21 Filing of Additional Documents. On or before substantial consummation of the Plan, the Debtor shall file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

Dated:  Houston, Texas
        April 18, 2001
                                       PARACELSUS HEALTHCARE CORPORATION,
                                       a California corporation


                                       By: /s/ ROBERT L. SMITH
                                          --------------------------------------
                                          Robert L. Smith
                                          Chief Executive Officer